Exhibit 99.1

Insperity and UnitedHealthcare Extend Contract Through 2019

HOUSTON - Sept. 1, 2015 - Insperity, Inc. (NYSE: NSP), a leading provider of human resources and business performance solutions for America’s best businesses, today announced that it has extended its arrangement for medical and dental coverage through 2019 with UnitedHealthcare, a UnitedHealth Group company (NYSE:UNH). This arrangement reflects the dedication of both companies to offer the best health care and health care reform solutions in the marketplace.

“We are extremely pleased to deepen our strategic relationship with UnitedHealthcare,” said Richard G. Rawson, Insperity’s president. “UnitedHealthcare will help Insperity continue to provide stability and compelling value in our health care plans for our client owners and worksite employees in a marketplace that has experienced significant volatility. The structure provides for administrative cost savings for years to come that will help to offset the rising costs of health care.”

Insperity has partnered with UnitedHealthcare as its leading health insurance carrier since January 2002. The majority of Insperity’s corporate and worksite employees have health coverage with UnitedHealthcare.

Insperity, a trusted advisor to America’s best businesses for more than 29 years, provides an array of human resources and business solutions designed to help improve business performance. Insperity® Business Performance Advisors offer the most comprehensive suite of products and services available in the marketplace. Insperity delivers administrative relief, better benefits, reduced liabilities and a systematic way to improve productivity through its premier Workforce Optimization® solution. Additional company offerings include Human Capital Management, Payroll Services, Time and Attendance, Performance Management, Organizational Planning, Recruiting Services, Employment Screening, Financial Services, Expense Management, Retirement Services and Insurance Services. Insperity business performance solutions support more than 100,000 businesses with over 2 million employees. With 2014 revenues of $2.4 billion, Insperity operates in 57 offices throughout the United States. For more information, visit http://www.insperity.com.

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